COMPOSITECH LTD.
                          (a development stage company)
                      COMPUTATION OF LOSS PER COMMON SHARE
                                  (unaudited)

                                                                                                   Cumulative from
                                                                                                    June 13, 1984
                                                                                                 (date of inception)
                                         For the three months ended   For the nine months ended       through
                                                September 30                  September 30          September 30
                                         --------------------------   -------------------------     ------------
                                            1995           1996           1995          1996             1996
                                          ---------    -----------    -----------    -----------    ------------
Weighted average shares outstanding (1)   3,995,769      6,632,544      3,995,769      5,034,134       3,391,970
                                          =========    ===========    ===========    ===========    ============
Net (loss)                                ($793,218)   ($1,134,119)   ($2,281,032)   ($3,341,017)   ($19,380,559)
                                          =========    ===========    ===========    ===========    ============
Net (loss) per share                      ($   0.20)   ($     0.17)   ($     0.57)   ($     0.66)   ($      5.71)
                                          =========    ===========    ===========    ===========    ============

(1) Includes common stock equivalents of 407,754 shares based on the application of SAB No. 83 on common stock equivalents that were issued during the 12 months preceding an IPO at a price lower than the IPO price and assumes the conversion of all preferred stock to common stock.